SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934




         Date of Report (Date of earliest event reported) November 30, 2000

                         Allstate Financial Corporation
             (Exact name of registrant as specified in its charter)



         Delaware                   0-17832                   54-1208450
         --------                   -------                   ----------
      (State or other             (Commission               (I.R.S. Employer
       jurisdiction               File Number)             Identification No.)
     of incorporation)



    8180 Greensboro Drive McLean, VA                            22102
   (Address of principal executive offices)                  (Zip Code)


        Registrant's telephone number, including area code (703) 883-9757

Item 2.  Acquisition or Disposition of Assets.

On November 30, 2000, Allstate Financial Corporation ("Allstate") acquired Harbourton Financial Corp. ("Harbourton"). At October 30, 2000, Harbourton had total assets of $11.1 million, which consisted primarily ($10.6 million), of receivables from homebuilders, comprising acquisition, development and construction loans, as well as cash ($598 thousand). Allstate completed the transaction through the issuance of 7,516,160 new common shares and the payment of $ 2.1 million in cash to Harbourton's shareholders. Allstate's majority shareholder, Value Partners, Ltd., was the majority owner of Harbourton and now owns approximately 84% of Allstate's shares. Timothy G. Ewing, Managing Director of Ewing and Partners, which is the general partner of Value Partners, Ltd., is a director of Allstate. The remainder of the shares was acquired from J. Kenneth McLendon and James M. Cluett, members of Harbourton's management. Mr. McLendon and Mr. Cluett serve as Allstate's President and Senior Vice President, respectively.

Item 7.  Financial Information, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Businesses Acquired.

1. Audited statements of financial condition of Harbourton Financial Corp. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999, and for the period August 28, 1998 (Inception), to December 31, 1998.

2. Statements of financial condition of Harbourton Financial Corp. as of November 30, 2000 (unaudited) and December 31, 1999 (audited) and the related statements of operations and cash flows for the eleven months ended November 30, 2000 (unaudited) and year ended December 31, 1999 (audited).


(b)      Pro Forma Financial Information.

1. Pro Forma balance sheet giving effect to the combination as of November 30, 2000 (unaudited) and pro forma statements of income for the years ended December 31, 1999 and 1998 (unaudited), and for the eleven months ended November 30, 2000 (unaudited) giving effect to the combination at the beginning of each of the respective periods.


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   January 18, 2000           ALLSTATE FINANCIAL CORPORATION



                                                     By: /s/ C. Fred Jackson
                                                        --------------------
                                                        C. Fred Jackson
                                                        Senior Vice President
                                                        and CFO

Harbourton Financial Corp.

Financial Statements
As of December 31, 1999 and 1998, and
For the Period August 28, 1998
(Inception), to December 31, 1998
Together With Auditors' Report

Report of Independent Public Accountants



To the Board of Directors of Harbourton Financial Corp.:

We have audited the accompanying statements of financial condition of Harbourton Financial Corp. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999, and for the period August 28, 1998 (Inception), to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999, and for the period August 28, 1998 (Inception), to December 31, 1998, in conformity with accounting principles generally accepted in the United States.



/s/Arthur Andersen LLP

Vienna, Virginia
February 15, 2000

Harbourton Financial Corp.


Table of Contents


Statements of Financial Condition
As of December 31, 1999 and 1998 -6

Statements of Operations
For the Year Ended December 31, 1999, and For the Period
August 28, 1998 (Inception), to December 31, 1998 -7

Statements of Changes in Stockholders' Equity
For the Year Ended December 31, 1999, and For the Period
August 28, 1998 (Inception), to December 31, 1998 -8

Statements of Cash Flows
For the Year Ended December 31, 1999, and For the Period
August 28, 1998 (Inception), to December 31, 1998 -9

Notes to Financial Statements
For the Year Ended December 31, 1999, and For the Period
August 28, 1998 (Inception), to December 31, 1998  -10

                                    Harbourton Financial Corp.


                                    Statements of Financial Condition
                                    As of December 31, 1999 and 1998





  Assets

                                                                1999         1998
Cash and cash equivalents .............................   $  971,317   $1,871,130
Restricted cash .......................................       45,341       10,750
Loans held for investment, net of deferred income of
$548,530 and $292,099, respectively ...................    7,183,291    2,249,969
Interest receivable ...................................      118,261       37,177
Other receivables .....................................       76,298       99,125
Property and equipment, net of accumulated depreciation
of $18,661 and $32,060, respectively ..................       19,243       19,784
Income taxes receivable ...............................       32,267         --
Total assets ..........................................   $8,446,018   $4,287,935

  Liabilities and Stockholders' Equity
===============================================================================

Liabilities:
   Accrued liabilities and accounts payable ........   $  209,039      $
                                                                        58,157
   Income taxes payable ............................         --         77,733
Total liabilities ..................................      209,039      135,890
Stockholders' equity:
   Preferred stock, $.01 par value, 500,000 shares
   authorized, no shares issued or outstanding .....         --           --
   Common stock, $.01 par value, 1,000,000 shares
   authorized, 745,428 and 405,762 shares issued and
   outstanding, respectively .......................        7,454        4,057
   Additional paid-in capital ......................    7,675,546    3,995,943
   Retained earnings ...............................      553,979      152,045
Total stockholders' equity .........................    8,236,979    4,152,045
Total liabilities and stockholders' equity .........   $8,446,018   $4,287,935

===============================================================================





The accompanying notes are an integral part of these statements.

                           Harbourton Financial Corp.


                            Statements of Operations
                    For the Year Ended December 31, 1999, and
        For the Period August 28, 1998 (Inception), to December 31, 1998




                                                     1999         1998
Revenues:
   Loan income .............................   $1,331,992   $  463,711
   Other income ............................       85,358       11,971
Total revenues .............................    1,417,350      475,682
Expenses:
   Salaries and benefits ...................      452,648      117,781
   Depreciation and amortization ...........       13,330        5,345
   General and administrative ..............      297,765      122,778
Total expenses .............................      763,743      245,904
Net income before provision for income taxes      653,607      229,778
Provision for income taxes .................      251,673       77,733
Net income .................................   $  401,934   $  152,045

================================================================================



















The accompanying notes are an integral part of these statements.

                           Harbourton Financial Corp.


                  Statements of Changes in Stockholders' Equity
                    For the Year Ended December 31, 1999, and
        For the Period August 28, 1998 (Inception), to December 31, 1998




                                                                                          Additional
                                                                            Common Stock  Paid-In      Retained
                                                                                          Capital      Earnings     Total

Balance, August 28, 1998
(Inception) ..............................................................        $            $            $            $
                                                                               --------   ----------   ----------   ----------
   Issuance of shares ....................................................        4,057    3,995,943         --      4,000,000
   Net income ............................................................         --           --        152,045      152,045
Balance, December 31, 1998 ...............................................        4,057    3,995,943      152,045    4,152,045
   Issuance of shares ....................................................        3,397    3,679,603         --      3,683,000
   Net income ............................................................         --           --        401,934      401,934
Balance, December 31, 1999 ...............................................   $    7,454   $7,675,546   $  553,979   $8,236,979

===============================================================================












The accompanying notes are an integral part of these statements.
of these statements.

                           Harbourton Financial Corp.


                            Statements of Cash Flows
                    For the Year Ended December 31, 1999, and
        For the Period August 28, 1998 (Inception), to December 31, 1998




                                                                  1999           1998
Cash flows from operating activities:
   Net income ..........................................   $   401,934    $   152,045
   Adjustments to reconcile net income to net cash flows
   provided by operating activities-
     Depreciation and amortization .....................        13,330          5,345
     Changes in operating assets and liabilities:
       Interest receivable .............................       (81,084)        (2,489)
       Other receivables ...............................        22,827        (75,413)
       Accrued liabilities and accounts payable ........       150,882         23,705
       Income taxes, net ...............................      (110,000)        77,733
Net cash provided by operating activities ..............       397,889        180,926
Cash flows from investing activities:
   Increase in loans held for investment, net ..........    (4,933,322)      (485,267)
   Purchase of property and equipment, net .............       (12,789)       (11,201)
   Payment for purchase of assets of Harbourton
   Residential Capital Corporation, net of cash acquired          --       (1,802,578)
Net cash used in investing activities ..................    (4,946,111)    (2,299,046)
Cash flows from financing activities:
   Proceeds from issuance of shares ....................     3,683,000      4,000,000
Net cash provided by financing activities ..............     3,683,000      4,000,000
Net (decrease) increase in cash and cash equivalents ...      (865,222)     1,881,880
Cash and cash equivalents, beginning of period .........     1,881,880           --
Cash and cash equivalents, end of period ...............   $ 1,016,658    $ 1,881,880
Supplemental disclosure of cash flow information:
   Cash paid during the year for income taxes ..........   $   361,673



================================================================================


The accompanying notes are an integral part of these statements.

                           Harbourton Financial Corp.


                          Notes to Financial Statements
                    For the Year Ended December 31, 1999, and
        For the Period August 28, 1998 (Inception), to December 31, 1998




                                1.  Summary of Significant Accounting Policies:

                                    General

                                    Harbourton  Financial  Corp. (the "Company")
                                    incorporated  and began operations on August
                                    28, 1998.  The  Company's  operations  began
                                    with  the  acquisition  of  the  assets  and
                                    liabilities   of   Harbourton    Residential
                                    Capital  Corporation  ("HRCC") on August 28,
                                    1998 (see Note 2).

                                    The  Company   provides  a  broad  range  of
                                    services   to   the   residential   building
                                    community. Its primary business is providing
                                    development  and  construction  financing to
                                    building   companies  in  the   Mid-Atlantic
                                    region in Maryland, Virginia, North Carolina
                                    and the  Southeast  region in  Florida.  The
                                    Company operates as a standalone entity with
                                    full capabilities of administering both debt
                                    and  equity   investments   in  real  estate
                                    development and construction.

                                    The accounting and reporting policies of the
                                    Company   conform  to   generally   accepted
                                    accounting     principles    ("GAAP")    and
                                    prevailing practices within the mortgage banking industry.

                                    Use of Estimates

                                    The  preparation of financial  statements in
                                    accordance with GAAP requires  management to
                                    make estimates and  assumptions  that affect
                                    the   reported    amount   of   assets   and
                                    liabilities,  the  disclosure  of contingent
                                    assets  and  liabilities  at the date of the
                                    financial   statements,   and  the  reported
                                    amounts of revenues and expenses  during the
                                    reporting   period.   Actual  results  could
                                    differ from those estimates.

                                    Loans Held for Investment

                                    Loans held for investment consist of the retained interest in loans originated by the Company, net of deferred income.

                                    Loan Income

                                    Loan   fees   and   certain    direct   loan
                                    origination   costs   related  to   retained
                                    interests are deferred and recognized over the life of the loan on a straight-line basis.

                                    Loan fees  received and certain  direct loan
                                    origination    costs    allocated   to   the
                                    participation interest sold are recognized as advances are made and funded by the participants.

                                    The Company  receives  two forms of interest
                                    income.  The current portion is accrued into
                                    income  monthly  based  on  the  outstanding
                                    amount  of the  investment  in the loan at a
                                    market rate of  interest.  In  addition,  on
                                    certain loans, the Company is entitled to an
                                    additional  preferred  return  based  on the
                                    outstanding  amount of the investment in the
                                    loan times the rate of preferred return. The
                                    preferred  return is recognized in income as
                                    the borrower  conveys  title to  third-party
                                    purchasers.   At  December  31,  1999,   the
                                    Company had lending arrangements with the following returns:

                                     Current portion                  10% to 12%
                                     Deferred portion                  3% to 13%

                                    In certain lending arrangements, the Company
                                    is  entitled  to  a   percentage   share  of
                                    underlying  project  profit in  addition  to
                                    loan   fees  and   interest.   The   Company
                                    recognizes   this  income  as  the  borrower
                                    conveys title to third-party purchasers.

                                    Property and Equipment

                                    Property and equipment  includes  furniture,
                                    fixtures,  and  equipment  recorded at cost.
                                    Major   additions  are   capitalized   while
                                    routine   replacements,    maintenance   and
                                    repairs are charged to expense. Depreciation
                                    is computed using the  straight-line  method
                                    over  estimated  useful lives ranging from 3
                                    to  5  years.   The  cost  and   accumulated
                                    depreciation   for  property  and  equipment
                                    retired, sold, or otherwise disposed of are removed from the accounts, and any resulting gains or losses are reflected in income.

                                    Income Taxes

                                    The  Company  accounts  for income  taxes in
                                    accordance   with   Statement  of  Financial
                                    Accounting  Standards  No. 109,  "Accounting
                                    for Income Taxes"  ("SFAS No.  109").  Under
                                    the asset and  liability  method of SFAS No.
                                    109, deferred tax assets and liabilities are
                                    recognized  for the future tax  consequences
                                    attributable   to   temporary    differences
                                    between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                                    Statements of Cash Flow

                                    For purposes of the Statement of Cash Flows, the Company considers cash and overnight investments with original maturities of 90 days or less as cash and cash equivalents.

                                    Reclassification

                                    Certain 1998 amounts have been reclassified to conform with the 1999 financial statement presentation.

                                    2.  Loans Held for Investment:

                                    The  Company's  main  line  of  business  is
                                    originating  acquisition,   development  and
                                    construction    loans   and,    in   certain
                                    instances,  selling a participation interest
                                    (typically   between  80   percent   and  95
                                    percent) in those loans.  The participant is
                                    required  to fund  advances  on these  loans
                                    based upon their participation  interest and
                                    the  Company   funds  the   remainder.   The
                                    interest   retained   by  the   Company   is
                                    subordinate to that of the participant  such
                                    that the  Company  assumes  the risk for any
                                    losses up to the amount of retained interest
                                    in the  loan.  Currently,  the  Company  has
                                    participation    agreements    with    three
                                    entities.    Pursuant    to   the    current
                                    participation   arrangements,   the  Company
                                    passes through  interest to the participants
                                    based   on  their   participation   interest
                                    amounts.

                                    At   December 31, 1999 and 1998, loans held
                                    for investment, net is comprised of the following:

                                         1999            1998
Loans receivable - gross .....   $ 19,629,239    $ 14,892,879
Portion sold to participants .    (11,897,418)    (12,350,811)
Deferred loan fees ...........       (326,067)       (292,099)
Deferred interest income .....       (222,463)           --
Loans held for investment, net   $  7,183,291    $  2,249,969

==============================================================================
                                    The  Company  has   adopted   Statement   of
                                    Financial  Accounting Standards ("SFAS") No.
                                    125, "Accounting for Transfers and Servicing
                                    of Financial Assets and  Extinguishments  of
                                    Liabilities."  The  statement  significantly
                                    changed   the   accounting   treatment   for
                                    transfers  of  financial   assets  requiring
                                    financial  assets to be  accounted  for on a
                                    financial-component  basis. After a transfer
                                    of financial  assets,  an entity  recognizes
                                    the  financial   and  servicing   assets  it
                                    controls   and   the   liabilities   it  has
                                    incurred, derecognizes financial assets when
                                    control    has   been    surrendered,    and
                                    derecognizes  liabilities when extinguished.
                                    The transferor has surrendered  control over
                                    transferred   assets  if  and  only  if  the
                                    transferred  assets have been  isolated from
                                    the transferor,  the transferee  obtains the
                                    right to pledge or exchange the  transferred
                                    assets, and the transferor does not maintain
                                    effective   control  over  the   transferred
                                    assets.

                                    3.  Commitments and Contingencies:

                                    The   Company   leases   office   space  and
                                    equipment  under   noncancelable   operating
                                    leases. Future minimum rental commitments under existing operating leases having an initial or remaining noncancelable lease terms in excess of one year at December 31, 1999, are as follows:

                                      Year Ended
                                      December 31

                                     2000                               $109,449
                                     2001                                113,268
                                     2002                                116,621
                                     2003                                 48,137
                                     Total                              $387,475

================================================================================
                                    Rent  expense  totaled  $59,947 for 1999 and
                                    $12,914  for  the  period  August  28,  1998
                                    (Inception), to December 31, 1998.

                                    The Company originates construction and land
                                    development  loans  primarily  in its market
                                    area of the  Mid-Atlantic  and  Southeastern
                                    states   including    Maryland,    Virginia,
                                    District     of     Columbia,      Delaware,
                                    Pennsylvania,  North  Carolina  and Florida.
                                    These loans are  collateralized  by deeds of
                                    trust on the underlying  real property.  The
                                    Company    uses    standard     underwriting
                                    practices,  which are generally  accepted in
                                    the   mortgage   banking   industry.   These
                                    underwriting practices are designed to meet the requirements of the various mortgage agencies and attract the best investment opportunities.

                                    The   Company   also   sells   participation
                                    interests   in   certain  of  its  loans  as
                                    discussed  in Note 2 above.  The  Company is
                                    exposed   to   credit   risk   under   these
                                    participation  agreements to the extent that
                                    the  participant  fails to perform under the
                                    participation   agreement.   Currently,  the
                                    Company has three participants, all of which meet the credit requirements of the Company. Any future participants will be reviewed closely by the Company to ensure they meet credit requirements.

                                    The  Company is  required  to fund  advances
                                    under its loan  agreements.  At December 31,
                                    1999,  the  Company  is  committed  to  fund
                                    advances   up  to  a   maximum   amount   of
                                    $33,164,224  under all loan  agreements  for
                                    the  life of the  agreements.  Participation
                                    interests  in  these   commitments   totaled
                                    $22,997,000 at December 31, 1999.

                                    The  aggregate  balance of custodial  escrow
                                    funds  maintained  in  connection  with  the
                                    loans  serviced as of December  31, 1999 and
                                    1998,  was  $0  and  $90,000,  respectively.
                                    These  balances  are  not  included  in  the
                                    accompanying    statement    of    financial
                                    condition. However, the Company receives income reflected as other income on the accompanying statement of operations.

                                4.Estimated Fair Value of Financial Instruments:

                                    The following  estimated  fair values of the
                                    Company's   financial   instruments   as  of
                                    December 31, 1999 and 1998, are presented in
                                    accordance    with    generally     accepted
                                    accounting  principles,  which  define  fair
                                    value as the  amount  at  which a  financial
                                    instrument  could be  exchanged in a current
                                    transaction  between willing parties,  other
                                    than a forced  or  liquidation  sale.  These
                                    estimated  fair  values,  however,  may  not
                                    represent  the  liquidation   value  or  the
                                    market value of the Company.


                                                       1999                          1998

                                               Carrying           Fair     Carrying         Fair
                                                Amount           Value       Amount        Value

Financial assets:
   Cash and cash equivalents ...............   $1,016,658   $1,016,658   $1,881,880   $1,881,880
   Loans held for investment,
   net .....................................    7,183,291    7,183,291    2,249,969    2,249,969

--------------------------------------------------------------------------------
                                    The following methods and assumptions were used to estimate the fair values at December 31, 1999 and 1998:

                                    Cash and Cash Equivalents

                                    Carrying amount approximates fair value.

                                    Loans held for investment, net

                                    Carrying amount approximates fair value as all loans are at rates that approximate current lending rates.

                                    5.  Income Taxes:

                                    The provision for income taxes for the year ended December 31, 1999 and for the period August 28, 1998 (Inception), to December 31, 1998, is summarized as follows:


                                       1999                                     1998
                           Current    Deferred      Total     Current      Deferred       Total
Federal ..............   $ 149,669   $  62,194   $ 211,863   $ 129,147    $ (65,335)   $  63,812
State ................      28,835      10,975      39,810      25,451      (11,530)      13,921
                         $ 178,504   $  73,169   $ 251,673   $ 154,598    $ (76,865)   $  77,733

================================================================================
                                    A reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate for the year ended December 31, 1999, and for the period August 28, 1998 (Inception), to December 31, 1998 is as follows:

                                                  1999      1998
Statutory Federal income tax rate ........       32.4%     27.8%
State taxes, net of federal benefit ......        5.2%      5.1%
Disallowed meal and entertainment expenses         .9%       .9%
Effective income tax rate ................       38.5%     33.8%

================================================================================
                                    Deferred income taxes result from temporary differences in the recognition of income and expense for tax versus financial reporting purposes. The sources of these temporary differences and the related tax effects at December 31, 1999 and 1998 are as follows:

                            1999       1998
Deferred tax assets:
   Loan fees ..........   $  --     $70,972
   Organizational costs     3,516     5,893
                          $ 3,516   $76,865

================================================================================

Harbourton Financial Corp.
Table of Contents




Statements of Financial Condition
As of November 30, 2000 (unaudited) and December 31, 1999 -16

Statements of Operations
For the Eleven Months Ended November 30, 2000
and 1999 (unaudited)- 17

Statements of Cash Flows
For the Eleven Months Ended November 30, 2000
and 1999
(unaudited)-18

Notes to Financial Statements -19
For the Eleven Months Ended November 30, 2000

Harbourton Financial Corp.

Statements of Financial Condition

As of November 30, 2000 and December 31,1999




Assets




                                                                                November 30,   December 31,
                                                                                     2000           1999
(Unaudited)
Cash and cash equivalents ...................................................    $   249,945   $   971,317
Restricted cash ................................................................        --          45,341
Loans held for investment, net .................................................  11,253,730     7,183,291
Interest and other receivables .................................................     451,691       118,261
Property and equipment, net ....................................................      10,727        19,243
Income taxes receivable ........................................................        --          32,267
-------------------------------------------------------------------------------- -----------   -----------
Total assets ................................................................... $11,966,093   $ 8,446,018
                                                                                 ===========  ============

Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Liabilities:
   Loan Payable ...............................................................   $ 2,145,000          --
   Accrued liabilities and accounts payable ...................................       478,777       209,039
   Income taxes payable .......................................................        83,074          --
-------------------------------------------------------------------------------   -----------   -----------
Total liabilities .............................................................     2,706,851       209,039
-------------------------------------------------------------------------------   -----------   -----------
Stockholders' equity:
   Preferred stock, $.01 par value, 500,000 shares authorized, no shares
   issued or outstanding ......................................................          --            --
   Common stock, $.01 par value, 1,000,000 shares authorized, 778,582 and
   745,428 shares issued and outstanding, respectively ........................         7,876         7,454
   Additional paid-in capital .................................................     8,146,624     7,675,546
   Retained earnings ..........................................................     1,104,742       553,979
-------------------------------------------------------------------------------   -----------   -----------
Total stockholders' equity ....................................................     9,259,242     8,236,979
-------------------------------------------------------------------------------   -----------   -----------
Total liabilities and stockholders' equity ....................................   $11,966,093   $ 8,446,018
                                                                                  ===========     =========






The accompanying notes are an integral part of these statements.

Harbourton Financial Corp.
Statements of Operations
For the eleven month periods ended November 30, 2000 and 1999 (unaudited)





                                                     2000         1999
Revenues:
   Loan income .............................   $1,411,960   $1,208,445
   Other income ............................    1,157,036       60,631
Total revenues .............................    2,568,996    1,269,076
Expenses:
   Salaries and benefits ...................      752,759      377,833
   Depreciation and amortization ...........      836,539      254,772
   General and administrative ..............       11,039       12,277
    Interest ...............................       76,158            0
Total expenses .............................    1,676,495      644,882
Net income before provision for income taxes      892,500      624,194
Provision for income taxes .................      341,739      236,944
Net income .................................   $  550,762   $  387,250

--------------------------------------------------------------------------------
















The accompanying notes are an integral part of these statements.

Harbourton Financial Corp.
Statement Of Cash Flows
For the eleven month periods ended November 30,

                                                                  2000           1999
Cash flows from operating activities:
   Net income ..........................................   $   550,763    $   387,250
   Adjustments to reconcile net income to net cash flows
   provided by operating activities-
     Depreciation and amortization .....................        11,039         12,277
     Changes in operating assets and liabilities:
       Interest receivable .............................      (192,538)       (63,184)
       Other receivables ...............................       (64,594)        70,941
       Accrued liabilities and accounts payable ........       269,738         84,879
       Income taxes, net ...............................       115,342          4,878
Net cash provided by operating activities ..............       689,750        497,041
Cash flows from investing activities:
   Increase in loans held for investment, net ..........    (4,070,439)    (4,885,235)
   Purchase of property and equipment, net .............        (2,524)       (12,789)
Net cash used in investing activities ..................    (4,072,963)    (4,898,024)
Cash flows from financing activities:
   Increase from issuance of shares ....................       471,500      2,600,000
   Proceeds from bank loan .............................     2,145,000              0
Net cash provided by financing activities ..............     2,616,500      2,600,000
Net (decrease) increase in cash and cash equivalents ...      (766,713)    (1,800,983)
Cash and cash equivalents, beginning of period .........     1,016,658      1,881,880
Cash and cash equivalents, end of period ...............   $   249,945    $    80,897
Supplemental disclosure of cash flow information:
   Cash paid during the year for income taxes ..........   $   226,283    $   232,066

================================================================================








The accompanying notes are an integral part of these statements.

Harbourton Financial Corp.
Notes to Financial Statements
For the Eleven Months Ended  November 30, 2000


1. General. The consolidated financial statements of Harbourton Financial Corporation ("Harbourton") included herein are unaudited for the periods ended November 30, 2000 and 1999; however, they reflect all adjustments which, in the opinion of management, are necessary to present fairly the results for the periods presented. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Harbourton believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the eleven months ended November 30, 2000 are not necessarily indicative of the results of operations to be expected for the remainder of the year. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in Harbourton's audited financial statements for the year ended December 31, 1999 and for the Period August 28, 1998 (inception) to December 31, 1998.

2. Line of Credit. On May 11, 2000, Harbourton obtained a senior secured credit facility in the amount of $2,000,000 from a local FDIC-insured financial institution,. The facility is a revolving line of credit, carries an interest rate of the prime rate plus a premium, and expires May 11, 2001. The lender has been granted a collateral security interest in two of Harbourton's loans having a combined original principal indebtedness of $4,320,000, and a general assignment of Harbourton's right to all collections from notes. The loan contains financial covenants of the type generally found in this type of facility. On November 10, 2000 the facility was increased to $2,500,000.

3. Merger Agreement. On October 25, 2000, Harbourton entered into a definitive merger agreement with Allstate Financial Corporation ("Allstate"), a company controlled by Harbourton's majority shareholder. The agreement calls for Allstate to issue approximately 7,516,162 shares of common stock, plus make a cash payment of approximately $1,900,000, to purchase all of the outstanding common stock of Harbourton.

4. Subsequent Event. On November 30, 2000 Allstate Financial Corporation purchased 100% of the issued and outstanding common stock of Harbourton Financial Corporation, for 7,516,160 shares of Allstate common stock plus a cash payment of $2,115,630. The transaction was accounted for as a combination of a pooling of interests and a purchase. Harbourton was merged into Allstate with Allstate being the surviving company.

Pro Forma Financial Information.


The pro forma condensed consolidated financial statements of Allstate Financial Corporation ("Allstate") and Harbourton Financial Corporation ("Harbourton") included herein are unaudited, and are not prepared in accordance with generally accepted accounting principles. They reflect the combined operations of Allstate and Harbourton giving effect to the combination at the beginning of each of the periods presented. Information and note disclosures normally included in financial statements have been condensed or omitted. Allstate believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the eleven months ended November 30, 2000 are not necessarily indicative of the results of operations to be expected for the remainder of the year or in future years. It is suggested that these pro forma condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in Allstate's audited financial statements for the years ended December 31, 1999 and 1998 and Harbourton's audited financial statements for the year ended December 31, 1999 and for the Period August 28, 1998 (inception) to December 31, 1998.

Unaudited Pro Forma Condensed Consolidated Balance Sheet giving effect to the merger of Harbourton Financial Corp. into of Allstate Financial Corporation as of November 30, 2000

  ................................................                                      Pro Forma
  ................................................                                       Merger                  Pro Forma
  ................................................  Allstate   Harbourton   Combined    Adjustments             Consolidated
    ..............................................
Cash and cash equivalents ........................   $  2,446    $    250   $  2,696    ($ 2,116)   (a)           $    580
Total receivables, net ...........................      2,745      11,705     14,450        (106)   (b)             14,345
Securities held for sale .........................         52        --           52        --             --           52
Other assets .....................................        137          11        148        --             --          148
Deferred Taxes ...................................       --          --         --         3,033    (c)              3,033
                                                                 --------   --------    --------    -----------   --------
Total assets .....................................   $  5,380    $ 11,966   $ 17,347    $    811                  $ 18,159
                                                     ========    ========   ========    ========    ===========   ========

Loan payable .....................................       --      $  2,145   $  2,145        --             --     $  2,145
Convertible subordinated  notes ..................        266        --          266        --             --          266
Other liabilities ................................        347         562        909        --             --          909
                                                     --------    --------   --------    --------    -----------   --------
Total liabilities ................................        613       2,707      3,320        --             --        3,320
                                                     --------    --------   --------    --------    -----------   --------
Common stock, $.01 par value .....................         84           8         92          66    (d)                160
Additional paid-in capital .......................     23,679       8,147     31,826      (2,240)   (d)             29,586
Treasury stock ...................................     (4,962)       --       (4,962)       --             --       (4,962)
Retained earnings (deficit) ......................    (14,090)      1,105    (12,985)      2,985    (e)            (10,000)
Unrealized gains on
     investment securities .......................         48        --           48        --             --           48
                                                     --------    --------   --------    --------    -----------   --------
Total stockholders' equity .......................      4,768       9,259     14,027      (2,018)          --       14,839
                                                     --------    --------   --------    --------    -----------   --------
Total liabilities and
     stockholders' equity ........................   $  5,380    $ 11,966   $ 17,347      (2,025)          --     $ 18,159
                                                     ========    ========   ========     ========   ===========   ========

 Notes to unaudited pro forma condensed combined balance sheet as of November 30, 2000


(a) ($2,115,630) is the cash portion of the acquisition price ( Harbourton book value less 7,516,160 shares times notional value of $0.95 per share)
(b) ($105,684) is negative goodwill generated by the excess of the fair value of the net assets acquired over the cost of the portion (4.32%) of the common stock of Harbourton being acquired from minority shareholders. The acquisition of these shares is treated as a purchase. This amount is allocated to the non-current portion of notes receivable as a valuation allowance. The amount is equal to the book value of Harbourton, $9,259,242, times the percentage owned by the minority holders, 4.32%, or $400,060, less the book acquisition price, 324,746 shares times $0.625 market price per share (=$202,966) plus $91,410, or $294,376. The market price is the closing trading price of Allstate on

         November 30, 2000.
(c) Tax benefit arising from the decrease in the valuation allowance recognized as a result of the merged companies' improved prospects of utilizing Allstate's net operating loss carryforwards, $3,033,334
(d)      Stock issuance adjustments include:
         o $75,162 in new par value of shares issued, less $7,786 in Harbourton par value cancelled.
         o $5,905,756 in additional paid in capital of new shares issued, less $8,146,624 in additional paid in capital of Harbourton shares cancelled.
(e) Retained earnings adjustments include $1,057,010 in Harbourton retained earnings acquired, plus $3,033,334 credit for income taxes arising from the decrease in the valuation allowance recognized as a result of the merger company's prospects of utilizing Allstate's net operating loss carryforwards.



Unaudited Pro Forma Condensed Combined Income Statement for the eleven months ended November 30, 2000.

(In thousands, except per share data)
  ................................................
  ................................................Allstate   Harbourton  Merger
  ................................................Historical Historical  Adjustments   Pro Forma


    ..............................................
Total revenue ....................................   $   708    $ 2,569     $(26)(a)    $ 3,251
                                                      -------   --------    -------     -------
Expenses:
     Compensation and fringe benefits ............       479        753          --       1,232
     General and administrative ..................       933        836      (26)(a)      1,742
     Interest expense ............................       562         76          --         639
     Provision for credit losses (recovery) ......      (839)      --            --        (839)
     Depreciation and amortization ...............        60         11          --          71
                                                     -------    -------     -------      ------
     Total expenses ..............................     1,194      1,676      (26)         2,844
                                                     -------    -------     -------      ------
Income (loss) before income tax expense ..........
(benefit) ........................................      (486)       893          --         407
Income tax expense (benefit) .....................      --          342   (3,375)(b)     (3,034)
                                                                -------    --------      ------
Net income (loss) ................................   $  (486)   $   551          --     $ 3,440
                                                     ========  ========    ========     =======
Net income (loss) per share:
     Basic and diluted ...........................   $ (0.16)  $   0.71      --       $  0.33(c)

Notes to unaudited pro forma condensed combined income statement for the eleven months ended November 30, 2000

(a)      Intercompany loan participation fees paid during period.
(b) Consists of credit for current period taxes due by Harbourton, $342,000, and tax benefit arising from the decrease in the valuation allowance recognized as a result of the combined companies' prospects of utilizing Allstate's net operating loss carryforwards, $3,033,334. Assumes a combined income tax return is filed for the period.
(c)  Pro forma  basic and diluted  earnings  per share is  calculated  utilizing
     Allstate's weighted-average shares outstanding for the period 2,969,353 combined with Harbourton's weighted-average shares outstanding for the period, 772,053, times the exchange rate used in the November 30, 2000 merger transaction (9.54), for a total pro forma weighted average of 10,485,513.

Unaudited Pro Forma Condensed Combined Income Statement for 1999
 (In thousands, except per share data)

                                                                           Pro Forma
                                                    Allstate   Harbourton  Merger      Pro Forma
                                                  Historical   Historical  Adjustments Combined

    ..............................................
Total revenue ....................................   $  3,621    $  1,417     --       $  5,038
                                                                            ------     --------
Expenses:
     Compensation and fringe benefits ............      2,059         453     --          2,512
     General and administrative ..................      3,001         298     --          3,299
     Interest expense ............................      1,293        --       --          1,293
     Provision for credit losses .................     10,178        --       --         10,178
     Other expense ...............................        339          13     --            352
                                                     --------    --------   ------     --------
     Total expenses ..............................     16,869         764     --         17,634
                                                     --------    --------   ------     --------
Income (loss) before income tax expense ..........    (13,248)        654     --        (12,596)
Income tax expense ...............................      4,003         252   (4,255)(a)     --
                                                                 --------   ------     --------
Net income (loss) ................................   $(17,251)   $    402     --       ($12,596)
                                                     ========    ========   ======     ========

Net income (loss) per share:
     Basic and diluted ...........................   $  (7.42)   $   0.76     --       (1.52)(b)

Notes to unaudited pro forma condensed combined income statement for 1999

(a) Consists of credit for current period taxes due by Harbourton, $252,000, and tax benefit arising from the decrease in the income tax expense (valuation allowance) recognized as a result of the combined companies' prospects of utilizing Allstate's net operating loss carryforwards, $4,003,000. Assumes a combined income tax return is filed for the period.
(b) Pro forma basic and diluted earnings per share is calculated utilizing Allstate's weighted-average shares outstanding for the year ended December 31,1999 of 2,324,616 combined with Harbourton's weighted-average shares outstanding for the year ended December 31,1999, 527,096, times the exchange rate used in the November 30, 2000 merger transaction (9.54), for a total pro forma weighted average of 8,263,111.



Unaudited Pro Forma Condensed Combined Income Statement for 1998
(In thousands, except per share data)
                                                                         Pro Forma
                                                   Allstate  Harbourton  Merger      Pro Forma
                                                  Historical Historical  Adjustments Combined



    .............................................
Total revenue ...................................   $ 10,301    $    476      --      $ 10,777
                                                                           --------   --------
Expenses:
     Compensation and fringe benefits ...........      3,448         118      --         3,566
     General and administrative .................      4,964         123      --         5,087
     Interest expense ...........................      1,903          --      --         1,903
     Provision for credit losses (recovery) .....      9,599          --      --         9,599
     Depreciation and amortization ..............         --           5      --             5
                                                                --------   --------   --------
     Total expenses .............................     19,913         246      --        20,160
                                                                --------   --------   --------
Income (loss) before income tax expense (benefit)     (9,612)        230      --       (9,383)
Income tax expense (benefit) ....................     (3,556)         78   (78) (b)    (3,478)
                                                                --------   --------   --------
Net income (loss) ...............................   $ (6,056)   $    152      --     $ (5,905)
                                                     ========   ========   ========   ========

Net income (loss) per share:
     Basic and diluted ..........................   $  (2.61)   $   0.55       --    ($1.20)(c)

Notes to unaudited pro forma condensed combined income statement for 1998 (c) For the period since inception on August 28, 1998 to December 31, 1998
(d) Credit for income taxes paid by Harbourton. Assumes a combined income tax return is filed for the period.
(c) Pro forma basic and diluted earnings per share is calculated utilizing Allstate's weighted-average shares outstanding for the year ended December 31,1998 of 2,322,222 combined with Harbourton's weighted-average shares outstanding for the year ended December 31,1998, 274,526, times the exchange rate used in the November 30, 2000 merger transaction (9.54), for a total pro forma weighted average of 4,941,200.